EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-41567 on Form S-8, Registration Statement No. 333-98051 on Form S-8, and Registration Statement No. 333-112299 on Form S-3 of Prolong International Corporation (the “Company”) of our report dated February 11, 2004, except for Note 3, as to which the date is April 7, 2004, which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s restatement of its 2002 and 2001 consolidated financial statements, appearing in this Annual Report on Form 10-K of Prolong International Corporation for the year ended December 31, 2003.

/s/ HASKELL & WHITE LLP
HASKELL & WHITE LLP

Irvine, California

September 20, 2004